FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS THIRD QUARTER 2007 RESULTS

COLUMBUS, Ohio – November 6, 2007 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the third quarter and nine months ended September 30, 2007.

The Company recorded net income for the third quarter of 2007 of $717,000, or $.10 per basic and $.09 per diluted share, compared with $2,938,000, or $.29 per basic and $.28 per diluted share, in the third quarter of 2006. Total net sales for the third quarter were $29,920,000, compared with $48,078,000 in the same quarter of 2006. Product sales for the three months ended September 30, 2007 decreased 39 percent, to $23,745,000, from $38,854,000 for the same period one year ago. The decrease in sales is primarily due to an industry-wide, general decline in truck orders resulting from new federal emissions standards that went into effect on January 1, 2007. Tooling sales totaled $6,175,000 for the third quarter 2007 versus $9,224,000 for the similar time period in 2006. Revenue from tooling projects is sporadic in nature.

For the first nine months of 2007, net income was $3,196,000, or $.34 per basic and $.33 per diluted share, compared with $7,723,000, or $.77 per basic and $.74 per diluted share, for the first nine months of 2006. Total net sales for the first nine months of 2007 were $99,444,000, compared with $124,091,000 in the same time period of 2006. Product sales for the first nine months of 2007 decreased 30 percent to $79,081,000 from $112,635,000 for the same period in 2006. Tooling sales totaled $20,364,000 for the first nine months of 2007 versus $11,456,000 for the same period in 2006.

“As previously communicated, our sales continue to be impacted by the decline in North American medium and heavy duty truck production,” said Kevin L. Barnett, president and chief executive officer. “During this downturn we are focusing on continuously improving our operations to better serve our customers and preparing for the expected upturn in the truck market in 2008,” Barnett said.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2006 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/07	09/30/06	09/30/07	09/30/06
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$23,745	$38,854	$79,081	$112,635
Tooling Sales	6,175	9,224	20,363	11,456

Net Sales	29,920	48,078	99,444	124,091
Cost of Sales	25,841	39,785	85,935	101,123

Gross Margin	4,079	8,293	13,509	22,968
Selling, General and Admin. Expense	2,787	3,746	8,665	10,823

Operating Income	1,292	4,547	4,844	12,145
Interest Income/(Expense) – Net	(179)	36	51	(30)

Income before Taxes	1,113	4,583	4,895	12,115
Income Tax Expense	396	1,645	1,699	4,392

Net Income	$717	$2,938	$3,196	$7,723

Net Income per Common Share
Basic	$0.10	$0.29	$0.34	$0.77
Diluted	$0.09	$0.28	$0.33	$0.74
Weighted Average Shares Outstanding:
Basic	7,442	10,083	9,340	10,067

Diluted	7,727	10,429	9,659	10,423

Condensed Balance Sheet
(in thousands)

	As of	As of
	09/30/07	12/31/06
	(Unaudited)
Assets

Cash	$—	$16,096
Accounts Receivable	19,906	22,456
Inventories	8,106	7,393
Other Current Assets	3,846	4,724
Property, Plant & Equipment – net	30,581	30,538
Deferred Tax Asset – net	6,887	6,917
Other Assets	1,294	1,382

Total Assets	70,620	$89,506

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$1,851	$1,816
Notes Payable Line-of-Credit	5,757	—
Current Portion of Post Retirement Benefits Liability	247	247
Accounts Payable	12,562	10,735
Accrued Liabilities and Other	6,008	10,338
Long-term Debt	6,497	7,815
Post Retirement Benefits Liability	17,206	15,861
Stockholders’ Equity	20,492	42,694

Total Liabilities and Stockholders’ Equity	$70,620	$89,506